Exhibit 99.1

Trovagene Announces Publication of Data from Clinical Validation
Program Using Its Precision Cancer Monitoring Platform

Data demonstrate utility of non-invasive testing using urinary cell-free DNA to determine oncogene mutation status for therapy selection

SAN DIEGO, CA — May 20, 2014 — Trovagene, Inc. (NASDAQ: TROV), a developer of cell-free molecular diagnostics, today announced that data published from ongoing clinical validation studies demonstrate that the company’s precision cancer monitoring technology is suitable to non-invasively determine oncogene mutation status in patients with malignant disease. The interim results are from a study conducted by Filip Janku, M.D., Ph.D., of The University of Texas MD Anderson Cancer Center, and were published online in Oncotarget ahead of print publication.

Trovagene is engaged in numerous collaborations designed to demonstrate the clinical utility of its precision cancer monitoring platform for the detection of mutational status in cancer patients, and the assessment of tumor dynamics and treatment response over time. To date, the company has processed more than 800 patient samples under these collaborations, and is developing the clinical evidence to support broad market adoption of its technology.

The data now published in Oncotarget demonstrate that oncogene mutations in patients with Erdheim-Chester disease (ECD), a rare histiocytic disorder, can be effectively detected using urinary cell-free DNA as a specimen. Only recently, it has been recognized that more than half of patients with ECD harbor the BRAF V600E mutation, and BRAF inhibitors present a powerful novel treatment option for these patients. Hence, confirming the presence of this mutation is critical for treatment selection. However, in approximately 60 percent of ECD patients, biopsies do not provide adequate sample material to identify the mutation, therefore, investigators decided to utilize Trovagene’s non-invasive cell-free DNA technology to evaluate patients diagnosed with ECD.

In a six patient subset of this ongoing study, the presence of the BRAF V600E mutation was evaluated from tissue biopsies, urine samples and plasma samples. Trovagene’s precision cancer monitoring technology demonstrated 100 percent concordance for detection of the mutation in urine samples when compared to tissue biopsy, and also identified the BRAF V600E mutation in two patients where results from tissue biopsies were inconclusive. To date, the study has been significantly expanded to recruit additional histiocytic patients and to assess their response to BRAF inhibitor treatment over time. Additional study results will be presented at the 50th Annual Meeting of the American Society of Oncology (ASCO) on June 2, 2014.

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“We know that more than 50 percent of patients with ECD harbor BRAF V600E mutations, but in a substantial number of patients, we cannot obtain enough tissue from biopsy material to adequately confirm a mutation for treatment and monitoring,” said Dr. Janku. “This diagnostic approach can clarify the mutational status of individuals with ECD and assist in making treatment decisions using an easy to obtain urine sample. We look forward to further investigating the capabilities of this technology and presenting additional findings as more data become available.”

“The Oncotarget paper validates that we can determine oncogene mutation status from cell-free DNA in urine in order to drive treatment selection for patients with malignancies,” said Mark Erlander, Ph.D., chief scientific officer of Trovagene. “Demonstrating clinical utility in histiocytic diseases serves as a strong clinical model for our non-invasive approach, given the importance of correctly identifying the presence of a driver mutation, and the need to overcome the frequent limitations of tissue biopsies. This publication is an important step in our continued work to demonstrate the full potential of our precision cancer monitoring platform.”

About Trovagene, Inc.

Headquartered in San Diego, California, Trovagene is leveraging its proprietary technology for the detection and monitoring of cell-free DNA and RNA in urine.  The company’s technology detects and quantitates oncogene mutations in cancer patients for improved disease management. Trovagene’s precision cancer monitoring platform is designed to provide important clinical information beyond the current standard of care, and is protected by significant intellectual property including multiple issued patents and pending patent applications globally.

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words such as “anticipate,” “believe,” “forecast,” “estimated” and “intend,” among others. These forward-looking statements are based on Trovagene’s current expectations and actual results could differ materially. There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, substantial competition; our ability to continue as a going concern; our need for additional financing; uncertainties of patent protection and litigation; clinical trials involve a lengthy and expensive process with an uncertain outcome, and results of earlier studies and trials may not be predictive of future trial results; uncertainties of government or fourth party payer reimbursement; limited sales and marketing efforts and dependence upon fourth parties; and risks related to failure to obtain FDA clearances or approvals and noncompliance with FDA regulations. As with any medical diagnostic tests under development, there are significant risks in the development, regulatory approval and commercialization of new products. There are no guarantees that future clinical trials discussed in this press release will be completed or successful or that any product will receive regulatory approval for any indication or prove to be commercially successful. Trovagene does not undertake an obligation to update or revise any forward-looking statement.  Investors should read the risk factors set forth in Trovagene’s Form 10-K for the year ended December 31, 2013 and other periodic reports filed with the Securities and Exchange Commission.

Contact

Investor Relations	Media Relations
David Moskowitz and Amy Caterina	Ian Stone
Investor Relations	Account Director
Trovagene, Inc.	Canale Communications, Inc.
858-952-7593	619-849-5388
ir@trovagene.com	ian@canalecomm.com

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